SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a party other than the Registrant |_|
Check the appropriate box:
|X|  Preliminary Proxy Statement
|_|  Confidential, for Use of the Commission Only

     (as permitted by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement
|_|  Definitive Additional Materials

|_|  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule 240.14a-12

                             ITT DESTINATIONS, INC.
                (Name of Registrant as Specified In Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
|X|  No fee required.

|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      1)  Title of each class of securities to which transaction applies:

      2)  Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

|_|  Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed

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                                PRELIMINARY COPY


FOR PURPOSES OF THIS PRELIMINARY PROXY STATEMENT, THE COMPANY HAS ASSUMED THAT, AT THE TIME THIS PROXY STATEMENT IS MAILED TO STOCKHOLDERS, THE DISTRIBUTION (AS DEFINED HEREIN) SHALL HAVE OCCURRED. THE DISTRIBUTION IS THE SUBJECT OF LITIGATION PENDING IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEVADA. SHOULD THE DISTRIBUTION BE DELAYED, THIS PROXY STATEMENT WILL BE REVISED ACCORDINGLY.


ITT
DESTINATIONS, INC.

                                                             1997
                                                             NOTICE OF
                                                             ANNUAL MEETING
                                                             AND
                                                             PROXY STATEMENT

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                                PRELIMINARY COPY


ITT                                                            Rand V. Araskog
DESTINATIONS, INC.                                             Chairman and
                                                               Chief Executive


                                                        , 1997

Dear Stockholder:

It is my pleasure to cordially invite you to attend the first Annual Meeting of
stockholders of ITT Destinations, Inc. to be held at noon on         , November
  , 1997 in the    of  ,   ,    . As you are aware, Destinations is one of the
world's largest hotel and gaming companies and was formed in 1997 as part of ITT Corporation's Comprehensive Plan to enhance the value of ITT Corporation.

I urge you to participate in the business of the Annual Meeting by completing and returning the enclosed proxy as promptly as possible. Your vote is important.

The accompanying Notice of Annual Meeting and Proxy Statement provides information about the matters to be acted upon by Destinations' stockholders at the Annual Meeting. The Proxy Statement also contains information about the role and responsibilities of the Board of Directors and the Committees of the Board and provides important information about each nominee for election as a Class I director.

                                          Sincerely yours,


                                          RAND V. ARASKOG
                                          Chairman and Chief Executive


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                                PRELIMINARY COPY



ITT                                                    Ann N. Reese
DESTINATIONS, INC.                                     Executive Vice President,
                                                       Chief Financial Officer
                                                       and Corporate Secretary


                                               , 1997


                            NOTICE OF ANNUAL MEETING

The Annual Meeting of the stockholders of ITT Destinations, Inc.
("Destinations") will be held in the       of       ,      ,     , on       ,
November   , 1997 at noon, local time, for the following purposes:

                1. to elect Destinations' Class I directors;

                2. to ratify the appointment of Arthur Andersen LLP as Destinations' independent auditors for 1997;

                3. to approve an amendment to Destinations' Articles of Incorporation to change the corporation's name to "ITT Corporation"; and

                4. to act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on     ,      , 1997 will be
entitled to notice of and to vote at the meeting.

STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE SELF-ADDRESSED ENVELOPE (WHICH IS POSTAGE-PAID FOR STOCKHOLDERS IN THE UNITED STATES, CANADA AND THE UNITED KINGDOM) WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. A STOCKHOLDER MAY NEVERTHELESS VOTE IN PERSON IF HE OR SHE DOES ATTEND.

                                              Sincerely yours,



                                              ANN N. REESE
                                              Executive Vice President,
                                              Chief Financial Officer
                                              and Corporate Secretary

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                                PRELIMINARY COPY
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ITT Destinations, Inc.
1330 Avenue of the Americas
New York, New York 10019-5490

PROXY STATEMENT


GENERAL INFORMATION

This Proxy Statement and accompanying proxy are being mailed to stockholders commencing , 1997 in connection with the solicitation of proxies by the Board of Directors of ITT Destinations, Inc. ("Destinations" or the "Company") for the 1997 Annual Meeting. The Company's Information Statement, which is not a part of this Proxy Statement, preceded this Proxy Statement.

At the Annual Meeting, stockholders will consider and vote upon the election of the Company's Class I directors, who will hold office until the fourth annual meeting of the Company's stockholders and until their successors are elected and qualified. At the Annual Meeting, the stockholders will also consider and vote upon the ratification of the appointment of Arthur Andersen LLP as Destinations' independent public accountants for fiscal year 1997; the approval of an amendment to Destinations' Articles of Incorporation to change the Company's name to "ITT Corporation"; and any other business that may properly come before the Annual Meeting.

Your vote is important, regardless of how many shares you own. Please sign and date the accompanying proxy card and mail it in the enclosed self-addressed envelope (which is postage prepaid for stockholders in the United States, Canada and the United Kingdom) as promptly as possible, whether or not you expect to attend the meeting.

IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER OR OTHER NOMINEE, WE URGE YOU TO CONTACT THE PARTY RESPONSIBLE FOR YOUR ACCOUNT AND DIRECT HIM OR HER TO SIGN AND RETURN THE COMPANY'S PROXY CARD.

                                                                               1
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VOTING PROCEDURES

The Board has fixed the close of business on      , 1997 as the record date (the
"Record Date") for determining the stockholders entitled to notice of, and to
vote at, the Annual Meeting. On the Record Date, there were     shares of Common
Stock outstanding. The holders of the Common Stock are entitled to one vote per share on each matter submitted to a vote at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of the Class I directors. All such shares entitled to vote at the Annual Meeting are referred to herein as "Record Shares." The presence in person or by proxy of stockholders holding a majority of the Record Shares will constitute a quorum for the transaction of business at the meeting. Shares represented by proxies that are marked "abstain" will be counted as Record Shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as Record Shares present for purposes of determining the presence of a quorum on all matters, but they will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker ("broker non-votes").

Whether or not you plan to attend the meeting, you are urged to vote by proxy. Duly executed and unrevoked proxies received by the Company prior to the Annual Meeting will be voted in accordance with the stockholder's specifications marked thereon. Any stockholder giving a proxy may revoke it at any time prior to voting at the Annual Meeting by filing with the Secretary of the Company a duly executed revocation, by submitting a later dated proxy with respect to the same shares or by attending the Annual Meeting and voting in person (although attendance at the Annual Meeting will not in and of itself constitute a revocation of your proxy).

A stockholder may, with respect to the election of the Class I directors,
(i) vote for the election of all four director nominees proposed by your Board, (ii) withhold authority to vote for all such director nominees or (iii) withhold authority to vote for any of such director nominees by so indicating in the appropriate space on the proxy. The By-laws provide that at each meeting of stockholders at which a quorum is present, directors shall be elected by a plurality of votes cast by stockholders holding shares of stock of the Company entitled to vote for the election of directors. The four nominees receiving the highest vote totals will be elected as Class I directors of the Company. Consequently, votes that are withheld in the election of the Class I directors and broker non-votes will have no effect on the election.

With respect to the other items, a stockholder may vote for or against such matters or abstain from voting. Pursuant to the By-laws, each of the other items requires the affirmative vote of a majority in voting power of the stockholders present in person or by proxy and entitled to vote at the Annual Meeting (assuming a quorum is present). An abstention or a broker non-vote on any of these items will have no effect on such vote.

The accompanying proxy represents all of the shares you are entitled to vote at the meeting, other than shares held through an employee plan. If you are a participant in the Destinations 401(k) Retirement Savings Plan or a savings plan for hourly employees, the trustee under that plan will provide you with a proxy representing the shares you are entitled to vote under the plan.

The Board has appointed two current officers of The Bank of New York to act as inspectors of election at the Annual Meeting. The By-laws of the Company provide that, except in limited circumstances not applicable to the 1997 Annual Meeting, stockholders shall be accorded privacy in voting and that the integrity of the balloting process shall be assured. The vote of any stockholder is not disclosed to management except as may be necessary to meet legal requirements. However, all comments directed to management from stockholders, whether written on the proxy card or elsewhere, will be forwarded to management. Among their other duties, the inspectors of election will certify as to compliance with such confidentiality provisions.

BOARD OF DIRECTORS

The Board of Directors is responsible for establishing broad corporate policies and for overseeing the overall performance of the Company. The Board reviews significant developments affecting Destinations and acts on other matters requiring Board approval.

2

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Destinations was formed under the laws of the State of Nevada on July 15,
1997 as a wholly owned subsidiary of ITT Corporation, a Nevada corporation ("ITT"). ITT was spun off from ITT Corporation, a Delaware corporation
(now ITT Industries, Inc.) ("Old ITT") in December 1995. On        , 1997, ITT
distributed (the "Distribution") to its stockholders all of the shares of
Common Stock of Destinations. From the time of its formation until         ,
1997, Robert A. Bowman, Ann N. Reese and Richard S. Ward were the directors of Destinations. Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert
A. Bowman, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III were elected
directors of Destinations effective           , 1997. Neither the Board nor
any of the standing committees of the Board held any meetings in 1996 or prior
to       , 1997.

The standing committees of the Board are the Audit, Capital, Compensation and Personnel, Corporate Governance and Legal Affairs, Executive and Policy, Gaming Audit, Nominating and Public Affairs Committees.

THE AUDIT COMMITTEE recommends the selection of independent auditors for the Company, confirms the scope of audits to be performed by such auditors, reviews audit results and internal accounting and control procedures and policies and reviews the fees paid to the Company's independent auditors. The Committee reviews and recommends approval of the audited financial statements of the Company and the annual reports to stockholders. It also reviews the expense accounts of senior executives. The members of the Audit Committee are: Bette B. Anderson, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber and Kendrick R. Wilson III.

THE CAPITAL COMMITTEE is responsible for maximizing the effective use of the assets of the Company and its subsidiaries and reviewing capital expenditures and appropriations. The members of the Capital Committee are: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Bowman, Robert A. Burnett,
Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III.

THE COMPENSATION AND PERSONNEL COMMITTEE, which is comprised entirely of non-employee directors, oversees the compensation and benefits of employees, evaluates management performance and establishes executive compensation. In the performance of its functions, the Committee has access to independent compensation counsel. The members of the Compensation and Personnel Committee are: Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer and Margita E. White.

THE CORPORATE GOVERNANCE AND LEGAL AFFAIRS COMMITTEE reviews and considers major claims and litigation and legal, regulatory and related governmental policy matters affecting the Company and its subsidiaries. The Committee reviews and approves management policies and programs relating to compliance with legal and regulatory requirements, business ethics and environmental matters. The members of the Corporate Governance and Legal Affairs Committee are: Bette B. Anderson, Robert A. Burnett, Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III.

THE EXECUTIVE AND POLICY COMMITTEE exercises the powers of the Board in the management of the business and affairs of the Company in the intervals between meetings of the Board. The Committee reviews the long-range corporate strategies formulated by senior management and the non-employee directors meet in executive session to review the overall performance of the chief executive, particularly with respect to the Company's long-range strategies. The members of the Executive and Policy Committee are: Bette B. Anderson, Rand V. Araskog, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer, Benjamin F. Payton, Vin Weber, Margita E. White and Kendrick R. Wilson III.

THE GAMING AUDIT COMMITTEE reviews audit results and internal accounting, control and surveillance procedures and policies employed in connection with the Company's casino gaming activities. Pursuant to the requirements of certain gaming laws, the employees primarily responsible for internal accounting and internal surveillance at the Company's casinos report directly to the Gaming Audit Committee. The members of the Gaming Audit Committee are: Robert A. Bowman, Benjamin F. Payton and Margita E. White.

                                                                               3

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THE NOMINATING COMMITTEE makes recommendations to the Board concerning the organization, size and composition of the Board and its Committees, proposes nominees for election to the Board and its Committees and considers the qualifications, compensation and retirement of directors. The members of the Nominating Committee are: Bette B. Anderson, Nolan D. Archibald, Edward C. Meyer and Benjamin F. Payton.

The Nominating Committee will consider recommendations for director nominees that are submitted by stockholders in writing to the Secretary of the Company. The By-laws contain provisions relating to nominations for director at any stockholders meeting.

THE PUBLIC AFFAIRS COMMITTEE reviews and defines the Company's social responsibilities, including issues of significance to the Company and its stockholders and employees. The members of the Public Affairs Committee are:
Robert A. Burnett, Paul G. Kirk, Jr., Benjamin F. Payton, Vin Weber and Margita E. White.

The Board is comprised of eleven directors, only two of whom, Rand V. Araskog and Robert A. Bowman, are officers of Destinations. The Board is divided into three classes consisting of four directors in each of the first two classes and three directors in the third class. The directors in Classes I, II and III will come up for reelection at the Company's first, second and third annual meetings of stockholders, respectively, and thereafter will serve staggered three-year terms. The Company's four Class I directors are all nominees for reelection.

DIRECTORS' RETIREMENT POLICY

The Board has adopted a retirement policy that provides that (i) no person may be nominated for election or reelection as a non-employee director after reaching age 72 and (ii) no employee of Destinations or of any of its subsidiaries (other than an employee who has served as chief executive of Destinations) may be nominated for election or reelection as a director after reaching age 65, unless the Board has specifically waived these age requirements.

DIRECTORS' COMPENSATION

Members of the Board who are employees of Destinations or its subsidiaries are not compensated for service on the Board or any Committee of the Board. Non-employee directors receive a fee of $1,000 for each meeting of the Board attended and for each meeting of a Committee attended. Members of the Board, except for Mr. Araskog and Mr. Bowman, receive an annual retainer fee of $48,000 payable solely in restricted shares of Common Stock. See "Restricted Stock Plan for Non-Employee Directors." Directors are reimbursed for travel expenses incurred on behalf of the Company.

DIRECTORS' BENEFITS

Certain directors of the Company who were non-employee directors of ITT had been offered participation in a group life insurance program and the ITT Group Accident Program for Officers and Directors. The Board has adopted substantially identical plans and programs (the Destinations Directors Group Life Plan and the Destinations Group Accident Program for Officers and Directors, respectively).

The Destinations Directors Group Life Plan provides $100,000 of non-contributory group life insurance to participating non-employee directors during their service on the Board. The Destinations Group Accident Program for Officers and Directors is a non-contributory group accidental death and dismemberment program that provides each director $750,000 of coverage during his or her service on the Board. Additional benefits are permitted to be purchased.

Destinations has assumed an unfunded retirement plan to provide benefits accrued as of December 19, 1995 for its non-employee directors who were directors of Old ITT on December 18, 1995. No future benefits are accruing under the plan. The benefits are payable upon retirement from the Board at or after age 65 after completing at least five years of service on the Board, including service on the Boards of Directors of ITT and Old ITT. Under the plan, directors may indicate a preference, subject to certain conditions, to receive any accrued benefit in the form of a single (discounted) lump-sum payment immediately payable upon such director's retirement. Accrued

4

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benefits to the affected directors, Mrs. Anderson, Mr. Archibald, Mr. Burnett,
Mr. Kirk, Gen. Meyer, Dr. Payton and Mrs. White, presently have a total value of $1,467,000 in the aggregate.

RESTRICTED STOCK PLAN FOR NON-EMPLOYEE DIRECTORS

In connection with the Distribution, the Board adopted the 1997 Restricted Stock Plan for the Non-Employee Directors (the "1997 Non-Employee Directors Plan"). The 1997 Non-Employee Directors Plan is designed to further the Company's objectives of attracting and retaining individuals of ability as directors and providing the directors with a closer identity with the interests of Destinations' stockholders.

Under the 1997 Non-Employee Directors Plan, directors of the Company who are not employees of Destinations or any of its subsidiaries automatically participate in the 1997 Non-Employee Directors Plan. There are presently nine directors of the Company who are eligible to participate in the 1997 Non-Employee Directors Plan.

The 1997 Non-Employee Directors Plan is administered by the Compensation and Personnel Committee of the Board. The Committee has the responsibility of interpreting the 1997 Non-Employee Directors Plan and establishing the rules appropriate for the administration of the 1997 Non-Employee Directors Plan.

Grants of restricted stock will be made automatically on the date of each annual meeting of the Company's stockholders to each non-employee director elected at the meeting or continuing in office following the meeting. The amount of the award shall equal (and be in lieu of) the annual retainer in effect for the calendar year within which the award date falls, divided by the fair market value of Common Stock. "Annual retainer" is defined as the amount payable to a director for service on the Board during the calendar year and does not include meeting attendance fees. The annual retainer is presently set at $48,000. "Fair market value" is defined as the average of the high and low sales price per share of Common Stock on the date of the applicable annual meeting, as reported on the New York Stock Exchange Composite Tape. A total of 120,000 shares are reserved for issuance under the 1997 Non-Employee Directors Plan. The shares to be issued may be treasury shares or newly issued shares of Common Stock. The shares of Common Stock that are granted under the 1997 Non-Employee Directors Plan are held in escrow and are subject to a restriction period (after which restrictions lapse) which commences on the grant date and ends on the earliest of (i) the fifth anniversary of the grant date, (ii) upon retirement at age 72,
(iii) upon a "change of control" (as defined) of Destinations, (iv) death, (v) the onset of disability or (vi) resignation in certain cases of ill health, relocation or entering into any governmental, diplomatic or other service or employment. Except as provided above, any resignation from Board service within the restriction period will result in forfeiture of the shares. Shares may not be sold, assigned, transferred, pledged or otherwise disposed of during the restriction period. Until such risk of forfeiture lapses or the shares are forfeited, a director will not have the right to vote and to receive dividends on the shares granted under the 1997 Non-Employee Directors Plan.

The Board may amend, suspend or discontinue the 1997 Non-Employee Directors Plan at any time except that the Board may not, without stockholder approval, take any action that would cause the 1997 Non-Employee Directors Plan to no longer comply with Rule 16b-3 under the Securities Exchange Act of 1934. No amendment, suspension or discontinuance of the 1997 Non-Employee Directors Plan may impair a director's right under a restricted Common Stock award previously granted without his or her consent.

The 1997 Non-Employee Directors Plan will terminate on December 31, 2007, provided that grants of restricted Common Stock made prior to the termination of the plan may vest following such termination in accordance with their terms.

No shares of restricted Common Stock have been granted to non-employee directors under the 1997 Non-Employee Directors Plan.

EXECUTIVE OFFICERS OF THE CORPORATION

Set forth below is certain information as to Destinations' executive officers. All of the Company's executive officers resigned from any positions held with ITT effective the date of the Distribution.

                                                                               5

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NAME, AGE AND POSITION
WITH THE COMPANY                               BIOGRAPHICAL DATA
- ------------------                             -----------------
Rand V. Araskog, 65
Chairman and Chief Executive .....  Mr. Araskog was Chairman and Chief Executive
                                    of ITT from December 1995 to      1997.
                                    He has been a director of ITT since December
                                    1995. In December  1996, he was also elected
                                    Chairman of ITT Sheraton Corporation and
                                    Caesars World, Inc. Prior to his election as Chairman and Chief Executive of ITT, he was Chairman, President and Chief Executive of Old ITT.

 Robert A. Bowman, 42
 President and
 Chief Operating Officer .........  Mr. Bowman was  President  and  Chief
                                    Operating   Officer  and  a director of ITT
                                    from December 1995 to           1997.  From
                                    September  1992 to  December  1995,  he was
                                    Executive  Vice  President and Chief
                                    Financial Officer of Old ITT. From April
                                    1991 to September  1992, he was Executive
                                    Vice President and Chief Financial Officer of ITT Sheraton Corporation. Prior to that he was Treasurer of the State of Michigan.

Ann N. Reese, 44
Executive Vice President,
Chief Financial Officer
and Corporate Secretary ..........  Ms. Reese was Executive  Vice  President
                                    and Chief  Financial  Officer of ITT from
                                    December  1995 to           1997.  From
                                    September  1992 to  December  1995  she was
                                    Senior  Vice President and Treasurer of Old
                                    ITT and prior to that time she was Vice
                                    President and Assistant Treasurer of Old
                                    ITT.

Richard S. Ward, 57
Executive Vice President and
General Counsel ..................  Mr. Ward was  Executive  Vice  President,
                                    General  Counsel and  Corporate
                                    Secretary of ITT from December 1995 to
                                                 1997.  From May 1994
                                    to December 1995, he was Executive Vice
                                    President and General  Counsel
                                    of Old  ITT.  From  September  1992 to May
                                    1994 he was  Senior  Vice
                                    President and General Counsel of Old ITT and prior to that time he was Vice President and Associate General
                                    Counsel of Old ITT.

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NAME, AGE AND POSITION
WITH THE COMPANY                               BIOGRAPHICAL DATA
- ------------------                             -----------------
Peter G. Boynton, 54
Senior Vice President of ITT
Destinations, Inc.
and President and Chief
Executive Officer of
Caesars World, Inc. ..............  Mr. Boynton was a Senior  Vice  President
                                    of ITT from  December 1995 to
                                    1997  and has been the President  and Chief
                                    Executive  Officer of Caesars  World,  Inc.
                                    since December 1995. From July 1995 to
                                    December 1995 he was a Senior Vice President of Old ITT and from February 1995 to December 1995 he was also President and Chief Operating Officer of Caesars World, Inc. From 1982 to February 1995 he was President and Chief Operating Officer of Caesars Atlantic City Hotel/Casino.

Juan Cappello, 59
Senior Vice President and
the Director of Corporate
Relations ........................  Mr. Cappello was Senior Vice  President
                                    and the Director of Corporate
                                    Relations of ITT from  December 1995
                                    to               1997.  He was
                                    also a  Senior  Vice  President and the
                                    Director  of  Corporate Relations of Old
                                    ITT, a position he held since December 1984.



Jon F. Danski, 44
Senior Vice President and
Controller .......................  Mr.  Danski was Senior Vice  President
                                    and  Controller  of ITT from December
                                    1995 to           1997. From October
                                    1993 to December 1995 he was
                                    Senior Vice President and Controller
                                    of Old ITT and prior to that
                                    he was  Vice  President  and  General
                                    Auditor  of  RJR  Nabisco.


Nicholas J. Glakas, 52
Senior Vice President ............  Mr. Glakas was a Senior Vice
                                    President of ITT from  December 1995 to
                                                1997. From October 1995
                                    to December 1995 he was Senior
                                    Vice President of Old ITT. From September
                                    1992 to October 1995 he
                                    was Vice  President,  Associate
                                    General  Counsel &  Director  of
                                    Government  Affairs  of Old ITT
                                    and  prior  to that  time he was
                                    Director of Government  Affairs of
                                    Old ITT.

Ralph W. Pausig, 63
Senior Vice President and the
Director of Human Resources ......  Mr. Pausig was a Senior Vice President
                                    and the Director of Human Resources
                                    of ITT from December 1995 to
                                    1997. He was also a Senior Vice
                                    President and the Director of Human
                                    Resources  of Old ITT, a position  he
                                    held since March 1987.

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NAME, AGE AND POSITION
WITH THE COMPANY                               BIOGRAPHICAL DATA
- ------------------                             -----------------
Mark Thomas, 41
Senior Vice President and Director
of Corporate Development .........  Mr. Thomas was a Senior Vice Presiden
                                    and Director of Corporate
                                    Development of ITT from June 1997 to
                                              1997. From October
                                    1995 to June 1997 he was Vice
                                    President and Director of Corporate
                                    Development  of ITT. From June 1994
                                    to October 1995 he was Senior
                                    Vice  President  and  Director
                                    of Corporate  Development  for ITT
                                    Sheraton Corporation.  From April
                                    1994 to June 1994 he was Senior
                                    Vice President and General Counsel
                                    of Hilton Gaming  Corporation,
                                    a subsidiary  of Hilton  Hotels
                                    Corporation.  From April 1993 to
                                    April 1994 he was Vice President
                                    and General  Counsel of Sheraton
                                    Gaming  Corporation.  From May 1980
                                    to April 1993 he held various
                                    positions in the Law  Department
                                    of Holiday  Corporation  and its
                                    successor  corporation,  The Promus
                                    Companies  Incorporated,  the
                                    parent  company of Holiday Inns,
                                    Hampton Inns,  Embassy  Suites,
                                    Homewood Suites and Harrahs.

Elizabeth A. Tuttle, 41
Senior Vice President
and Treasurer ....................  Ms. Tuttle was a Senior  Vice  President
                                    and  Treasurer  of ITT from
                                    December 1995 to             1997.
                                    From February 1995 to December 1995
                                    she was Vice  President  and  Assistant
                                    Treasurer  of Old  ITT.  From
                                    October 1993 to February 1995 she
                                    was  Assistant  Treasurer & Director
                                    of Capital  Markets of Old ITT. From July
                                    1992 to October 1993 she was
                                    Assistant  Treasurer & Manager of Financial
                                    Planning and Operations of
                                    Old ITT and prior to that time she was
                                    Manager of  Financial  Planning
                                    and Operations of Old ITT.

8

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NAME, AGE AND POSITION
WITH THE COMPANY                                BIOGRAPHICAL DATA
- ------------------                              ------------------
Daniel P. Weadock, 58
Senior Vice President of ITT
Destinations, Inc. and President
and Chief Executive Officer of
ITT Sheraton Corporation .........  Mr. Weadock was a Senior Vice
                                    President of ITT and the President and
                                    Chief Executive Officer of ITT Sheraton
                                    Corporation from December 1995
                                    to           1997. In connection with the
                                    Distribution,  Mr. Weadock
                                    was appointed  President and Chief
                                    Executive  Officer of ITT Sheraton
                                    Corporation, a newly formed subsidiary of the Company which is responsible for the Company's hotel operations. From July 1995 to
                                    December  1995,  he was a  Senior  Vice
                                    President  of Old  ITT.  From
                                    November  1993 to December  1995 he was
                                    also the  President  and Chief
                                    Operating Officer of ITT Sheraton
                                    Corporation.  Prior to that time he
                                    was  Chairman,  President  and  Chief
                                    Executive Officer of ITT Communications and Information Services, Inc.

The Company expects that Mr. Ward will replace Ms. Reese as Corporate Secretary following completion of Mr. Ward's licensing by the gaming authorities of the State of Nevada.

================================================================================

ITEM NO. 1
ELECTION OF CLASS I DIRECTORS

At the 1997 Annual Meeting, four Class I directors are to be elected to hold office until the fourth Annual Meeting of Destinations' stockholders and until their successors are elected and qualified. UNLESS DIRECTED TO THE CONTRARY, THE SHARES REPRESENTED BY VALID PROXIES WILL BE VOTED FOR THE ELECTION OF ALL FOUR NOMINEES.

The Board has no reason to believe that any nominee will be unable to serve as a Class I director. If for any reason a nominee should become unable to serve, the shares represented by valid proxies will be voted for the election of such other person as the Board may recommend or the Board may reduce the number of Class I directors to eliminate the vacancy.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE BOARD'S NOMINEES AS CLASS I DIRECTORS OF THE COMPANY.

A brief summary of each of the Board's nominees' principal occupation, business affiliations and other information follows:

[PHOTO]                 BETTE B. ANDERSON
                        PRINCIPAL OCCUPATION --
                        VICE CHAIRMAN OF KELLY,
                        ANDERSON, PETHICK &
                        ASSOCIATES, INC.,
                        CONSULTANTS
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1981-1995)

Mrs. Anderson, age 68, joined Kelly, Anderson, Pethick & Associates, Inc., a Washington-based management firm, in 1990, was elected president in 1991 and was elected Vice Chairman in 1995. She had previously been executive vice president of the firm. Mrs. Anderson was formerly a partner in the public affairs company of Anderson, Benjamin, Read & Haney. She was Undersecretary of the United States Treasury from 1977 to 1981. Mrs. Anderson was affiliated for 27 years with the Citizens and Southern National Bank of Savannah, having served as a vice president until she assumed the Treasury post. Mrs. Anderson is a director of ITT Educational Services, Inc., The Hartford Financial Services Group, Inc., American Banknote Corp., United Payors & United Providers Inc., the Miller Foundation and the University of Virginia.

================================================================================

[PHOTO]                 ROBERT A. BURNETT
                        PRINCIPAL OCCUPATION --
                        CHAIRMAN AND CEO (RETIRED)
                        OF MEREDITH CORPORATION,
                        DIVERSIFIED MEDIA COMPANY
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1985-1995)

Mr. Burnett, age 70, served as chairman of Meredith Corporation from 1988 until his retirement in 1992. He served as president and chief executive officer from 1977 to 1989. Mr. Burnett is a director of The Hartford Financial Services Group, Inc., ITT Industries, Inc., Meredith Corporation, Whirlpool
Corporation and MidAmerican Energy Corp.

[PHOTO]                 EDWARD C. MEYER
                        PRINCIPAL OCCUPATION -- CHAIRMAN OF MITRETEK SYSTEMS, PROFESSIONAL AND TECHNICAL SERVICES PROVIDER DIRECTOR SINCE 1997 (DIRECTOR OF ITT 1995-1997; DIRECTOR OF OLD ITT 1986-1995)

General Meyer, age 68, retired in 1983 as Chief of Staff of the United States Army. He is a director of FMC Corporation and its joint venture company in Turkey, Savunma Sanayii A.S., Aegon USA, the Brown Group and GRC International. General Meyer is also a director of ITT Corporation (which is expected to change its name to ITT Information Services, Inc.) and ITT Industries, Inc. He is a managing partner of Cilluffo Associates Limited Partnership, which owns approximately 20% of GRC International.

================================================================================

[PHOTO] VIN WEBER PRINCIPAL OCCUPATION -- PARTNER AT CLARK & WEINSTOCK, INC., PUBLIC RELATIONS FIRM DIRECTOR SINCE 1997 (DIRECTOR OF ITT 1996-1997)

Mr. Weber, age 45, is a partner at Clark & Weinstock, Inc., a Washington-based public relations firm. He is vice chairman and co-founder of Empower
America, a public interest group. He is also a senior fellow at the University of Minnesota's Humphrey Institute of Public Affairs and co-director of the Institute's Policy Forum. Mr. Weber served in the U.S. House of Representatives from 1980 to 1992, representing Minnesota's 2nd district. He is also a director of Department 56, Inc., ITT Educational Services, Inc., Mark Centers Trust, Inc., OneLink Communications, Inc. (formerly MarketLink, Inc.) and TCF Financial Corporation.

Only the Company's Class I directors are up for reelection at the 1997 Annual Meeting. A brief summary of each of the Board's Class II and Class III directors' principal occupation, business affiliations and other information follows:

CLASS II -- TERM EXPIRES AT SECOND ANNUAL MEETING:

[PHOTO]                 ROBERT A. BOWMAN
                        PRINCIPAL OCCUPATION --
                        PRESIDENT AND CHIEF OPERATING
                        OFFICER OF ITT DESTINATIONS, INC.
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997)

Mr. Bowman, age 42, is President and Chief Operating Officer of the Company. Prior to the Distribution, Mr. Bowman served as President and Chief Operating Officer of ITT. Mr. Bowman became President and Chief Operating Officer of ITT in December 1995. Prior to December 1995, he served with Old ITT as executive vice president and chief financial officer since September 1992. From April 1991 to September 1992, Mr. Bowman served as executive vice president and chief financial officer of ITT Sheraton Corporation. Mr. Bowman was Treasurer of the State of Michigan from 1983 until December 1990. Mr. Bowman is a director of ITT Educational Services, Inc. and a trustee of The Rockefeller Foundation.

================================================================================

[PHOTO]                 PAUL G. KIRK, JR.
                        PRINCIPAL OCCUPATION --
                        OF COUNSEL TO
                        SULLIVAN & WORCESTER,
                        LAW FIRM
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1989-1995)

Mr. Kirk, age 59, became a partner in the law firm of Sullivan & Worcester in 1977 and is presently of Counsel to the firm. He served as Chairman of the Democratic National Committee from 1985 to 1989 and as Treasurer from 1983 to 1985. Following his resignation in 1989 as chairman of the Democratic National Committee, he returned to Sullivan & Worcester as a partner in general corporate practice at the firm's Boston and Washington offices. Mr. Kirk is a director of Kirk-Sheppard & Co., Inc., of which he also is Chairman and Treasurer. He is also a director of the Bradley Real Estate Corporation, The Hartford Financial Services Group, Inc. and Rayonier Inc.

[PHOTO]                 BENJAMIN F. PAYTON
                        PRINCIPAL OCCUPATION --
                        PRESIDENT OF TUSKEGEE
                        UNIVERSITY
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1987-1995)

Dr. Payton, age 64, has been President of Tuskegee University in Alabama since 1981. Previously he had served as President of Benedict College and as Program Officer, education and public policy, of the Ford Foundation. Dr.
Payton is a director of Amsouth Bancorporation, the Liberty Corporation, Praxair Corporation, SONAT Inc., Morrisons, Inc., Ruby Tuesday, Inc., the Southern Regional Council and the Alabama Shakespeare Festival.

================================================================================

[PHOTO]                 KENDRICK R. WILSON III
                        PRINCIPAL OCCUPATION --
                        MANAGING DIRECTOR OF
                        LAZARD FRERES & CO. LLC,
                        INVESTMENT BANKERS
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1996-1997)

Mr. Wilson, age 50, joined Lazard Freres & Co. LLC in 1989 after serving as founder and President of Ranieri Wilson & Co., a merchant banking firm. Prior thereto, he was Senior Executive Vice President and a director of E.F. Hutton
& Co. and Managing Director in the financial institutions group of Salomon Brothers Inc. Mr. Wilson is a director of American Buildings Company, Inc., American Marine Holdings, Inc., Bank United and Meigher Communications, Inc. He is also a trustee of BlackRock Asset Investors.

CLASS III -- TERM EXPIRES AT THIRD ANNUAL MEETING:

[PHOTO]                 RAND V. ARASKOG
                        PRINCIPAL OCCUPATION --
                        CHAIRMAN AND CHIEF EXECUTIVE OF
                        ITT DESTINATIONS, INC.
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1977-1995)

Mr. Araskog, age 65, is Chairman and Chief Executive of the Company. Prior to the Distribution, Mr. Araskog served as Chairman and Chief Executive of ITT. Mr. Araskog became Chairman and Chief Executive of ITT in December 1995. In December 1996, Mr. Araskog became Chairman of ITT Sheraton Corporation and Caesars World, Inc. Prior to December 1995, since 1966, he served with Old ITT, including as Chief Executive from 1979, Chairman from 1980 and President from 1991. He is a director of Alcatel Alsthom of France, Dow Jones & Company, Inc., ITT Corporation (which is expected to change its name to ITT
Information Services, Inc.), ITT Educational Services, Inc., The Hartford Financial Services Group, Inc., ITT Industries, Inc., Rayonier Inc. and Shell Oil Company.

================================================================================

[PHOTO]                 NOLAN D. ARCHIBALD
                        PRINCIPAL OCCUPATION --
                        CHAIRMAN, PRESIDENT AND
                        CHIEF EXECUTIVE OFFICER OF
                        THE BLACK & DECKER CORPORATION,
                        CONSUMER AND COMMERCIAL
                        PRODUCTS COMPANY
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1986-1988 AND 1991-1995)

Mr. Archibald, age 54, joined Black & Decker in 1985 as President and Chief Operating Officer and since that time has been elected Chief Executive Officer and Chairman. Prior to joining Black & Decker, he was Senior Vice President and President of the Consumer and Commercial Products Group of the Beatrice Companies, Inc. and held various executive and marketing positions with the Beatrice Companies, Inc. during the period 1977 to 1985. Mr. Archibald is also a director of Brunswick Corporation.

[PHOTO]                 MARGITA E. WHITE
                        PRINCIPAL OCCUPATION --
                        PRESIDENT OF THE ASSOCIATION
                        FOR MAXIMUM SERVICE
                        TELEVISION, INC.,
                        TELEVISION TRADE ASSOCIATION
                        DIRECTOR SINCE 1997
                        (DIRECTOR OF ITT 1995-1997;
                        DIRECTOR OF OLD ITT 1980-1995)

Mrs. White, age 60, has been President of the Association for Maximum Service Television, Inc. since 1987. She served in the United States federal government as a member of the Federal Communications Commission and as a Director of the White House Office of Communications, Assistant Press Secretary to President Ford, and Assistant Director of the United States Information Agency. She is a director of ITT Corporation (which is expected to change its name to ITT Information Services, Inc.), ITT Educational Services, Inc., The Growth Fund of Washington, Leitch Technology Corp., Washington Mutual Investors Fund and a trustee of Mitretek Systems.

================================================================================

ITEM NO. 2
RATIFICATION OF THE APPOINTMENT
OF INDEPENDENT AUDITORS

In accordance with the recommendation of the Audit Committee, the Board has appointed Arthur Andersen LLP as independent auditors of the Company for 1997, subject to ratification by the stockholders. If the stockholders do not ratify the appointment of Arthur Andersen LLP, the selection of other independent auditors will be considered by the Audit Committee and the Board.

Arthur Andersen LLP has served as independent auditors of ITT and Old ITT and most of their respective subsidiaries for many years, and its long-term knowledge of ITT has enabled it to carry out its audits with effectiveness and efficiency. In keeping with the established policy of Arthur Andersen LLP, partners and employees of the firm engaged in auditing Destinations are periodically rotated, thus giving the Company the benefit of new expertise and experience. Arthur Andersen LLP personnel regularly attend meetings of the Audit Committee. Arthur Andersen LLP's fees for the 1996 audit of ITT totaled approximately $2.3 million, of which $1.9 million related to Destinations.

Representatives of Arthur Andersen LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

THE BOARD RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

ITEM NO. 3
AMENDMENT TO DESTINATIONS'
ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO "ITT CORPORATION"

In connection with the Distribution, stockholders are being asked, pursuant to the Nevada General Corporation Law, to vote to amend the Articles of Incorporation of Destinations to change the Company's name to "ITT Corporation." At ITT's annual meeting, stockholders of ITT will be asked to amend ITT's Restated Articles of Incorporation to change its name to "ITT Information Services, Inc." The proposed amendment to Destinations' Articles of Incorporation will be effective only if ITT's stockholders vote in favor of changing ITT's name to "ITT Information Services, Inc." It would not be possible for two publicly traded companies to have the same name.

Stockholders of Destinations and ITT are being asked to approve these name changes to minimize confusion to the public and to investors and to reflect that, since the Distribution, Destinations has conducted the hotel and gaming businesses conducted by ITT prior to the Distribution and ITT's principal businesses are now its telephone directories publishing businesses.

THE BOARD RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT OF DESTINATIONS' ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO "ITT CORPORATION."

================================================================================

ITEM NO. 4
OTHER MATTERS

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the Annual Meeting other than that described above. As to such other business, if any, that may properly come before the meeting, the persons named as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR SECOND ANNUAL MEETING

Proposals submitted by stockholders for inclusion in the Proxy Statement for Destinations' next annual meeting must be received by the Company no later than
the close of business on             . Address your proposals to Secretary, ITT
Destinations, Inc., 1330 Avenue of the Americas, New York, New York 10019-5490. Please note that proposals must comply with all of the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 as well as the requirements set forth in the By-laws. A copy of the By-laws may be obtained from the Secretary of the Company upon request.

REPORT OF THE COMPENSATION
AND PERSONNEL COMMITTEE

The executive compensation program of the Company is designed to attract, reward and retain skilled executives and to provide incentives which vary depending upon the attainment of short-term operating performance objectives and strategic long-term performance goals. The major objective of the long-term incentive program is to provide executives with incentives directly linked to the creation of stockholder value. The program overall is intended to be highly leveraged so that when performance goals are exceeded, executives can earn better than average compensation and, conversely, when such goals are not achieved, compensation will be below competitive levels.

This report sets forth the executive compensation policies of the Compensation and Personnel Committee of the Board with respect to the executive officers of the Company. Immediately following this report is a performance graph which compares the cumulative total return of Destinations' Common Stock to the cumulative total return of the S&P 500 Index and a composite index composed of
      for the period beginning on        , 1997, when Destinations' Common Stock
began to trade on the New York Stock Exchange on a when-issued basis, through
       , 1997, assuming the investment of $100 in each on       , 1997.

The amounts of all compensation awarded to, earned by, or paid to the chief executive officer and the four other most highly compensated executive officers
of ITT who were serving as executive officers of the Company at           , 1997
are set forth on the Summary Compensation Table following the performance graph.

THE COMMITTEE'S ROLE

The Compensation and Personnel Committee is responsible for the administration of the executive compensation program, and it reviews all proposed new or amended employee benefit plans. The Committee is currently composed of the six non-employee directors named at the end of this report, none of whom is eligible to participate in any of the plans which make up the Company's executive compensation program. It is the policy of the Board to periodically rotate the members and chairperson of the Committee to assure that fresh points of view are part of the Committee's deliberations.

The Committee may select consultants from nationally recognized independent compensation and benefits consulting firms to provide expert advice on any aspect of the executive compensation program. The Committee may request written reports or hold private meetings with such consultants in order to get independent opinions on compensation proposals. The Committee may meet in executive session which is not attended by any executives or managers of the Company. The Committee regularly reports its activities to the Executive and Policy Committee of the Board.

THE COMPENSATION PROGRAM

GENERAL. The compensation program for executives of the Company presently consists of base salary, annual incentive bonus, long-term incentives and employee benefits. It is the intent of the Committee that incentives based upon long-term performance should be the major compensation component for senior executives.

================================================================================

BASE SALARY. Salaries are set and administered to reflect the value of the job in the marketplace and individual contribution and performance. Salaries provide a necessary element of stability in the total pay program and, as such, are not subject to significant variability. Salary increases are based primarily on merit. During 1996, ITT evaluated executive salaries in relation to a competitive annualized merit increase guideline of 4% for expected levels of individual performance. Actual increases can vary from the guideline depending primarily on individual performance. The normal interval between salary reviews for senior executives is 18 months.

Mr. Araskog's base salary was not increased during 1996.

Among the other named officers, Mr. Bowman's salary was raised to $800,000 effective August 1, 1996, an increase of $100,000 after 12 months. Mr. Weadock's annual salary was increased from $525,000 to $600,000 on November 1, 1996 after an interval of 18 months. Mr. Boynton's annual salary was increased from $650,000 to $725,000 during 1996. Ms. Reese's annual salary was increased from $400,000 to $460,000 effective December 1, 1996 after 12 months.

ANNUAL INCENTIVE BONUS. Under the ITT Annual Incentive Bonus Plan, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Committee at the beginning of the year. For 1996, such performance goal for ITT was based on EBITDA. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 113%. The calculated bonus amounts for 1996 performance for Messrs. Araskog and Bowman and for Ms. Reese are shown in the Summary Compensation Table following this report and were determined strictly in accordance with the above described formula and standard bonus adjustment factor. The bonus factor for Mr. Weadock reflects the performance measurement formula applicable to ITT Sheraton Corporation; the bonus amount for Mr. Boynton reflects the performance measurement formula applicable to Caesars World, Inc. The bonus amounts paid to Messrs. Araskog, Bowman, Weadock and Boynton and Ms. Reese were reviewed and approved by the Committee prior to payment.

STOCK OPTION AWARDS. Stock option awards provide long-term incentives which are directly related to the performance of our Common
Stock. Options generally have a 10-year term and closely align the executive's interests with those of other stockholders. In connection with the Distribution, executives of the Company surrendered their options to purchase the common stock of ITT in exchange for options to purchase the Common Stock of the Company. These options were issued in amounts and at exercise prices designed to preserve the economic benefits of the surrendered options. The tables and other information contained in this Proxy Statement reflect options to purchase the common stock of ITT and do not reflect this recent issuance of the options to purchase the Common Stock of the Company.

During 1996, there were no awards of restricted common stock of ITT.

EMPLOYEE BENEFITS. Executives also participate in the Company's broad-based employee benefits program which includes a pension program, a 401(k) retirement savings plan, group medical and dental coverage, group life insurance and other benefit plans. Further details on the pension plans in which Messrs. Araskog, Bowman, Weadock, and Boynton and Ms. Reese participate are provided on pages 24 through 27.

In 1995, ITT adopted the ITT Deferred Compensation Plan, which Destinations assumed in connection with the Distribution. Under this plan, executives with a base salary of $200,000 or more may elect to defer receipt of all or a portion of their annual bonus. Destinations will credit interest on the deferred compensation based upon the performance of benchmark investment funds made available under the plan and selected by the executive.

DISCUSSION OF THE COMMITTEE'S POLICY REGARDING
QUALIFYING COMPENSATION FOR DEDUCTIBILITY UNDER
SECTION 162(M) OF THE INTERNAL REVENUE CODE

Tax legislation known as the Omnibus Budget Reconciliation Act of 1993 ("OBRA") was passed by Congress and signed into law by the President

================================================================================

in August 1993. Under OBRA, which created Code subsection 162(m), the allowable deduction for compensation paid or accrued with respect to the chief executive officer and each of the four most highly compensated executive officers of a publicly held corporation is limited to no more than $1 million per year for taxable years beginning on or after January 1, 1994. Certain types of compensation are exempted from this deduction limitation, including payments subject to: (a) the attainment of an objective performance goal or goals; (b) an outside director requirement; and (c) a stockholder approval requirement. Proposed regulations issued by the Internal Revenue Service in 1993 and 1994 provided broad guidance to companies, but were not intended to be comprehensive.

It is the policy of the Committee to establish a competitive executive compensation program and to design and administer incentive plans which relate rewards directly to the overall performance of the Company and the individual executive's specific contribution. To qualify pay for exemption from Section 162(m) as "performance-based compensation," the requirements of OBRA and the proposed regulations generally preclude the use of discretion in determining specific amounts of compensation. Accordingly, base salaries are subject to the $1 million limit on deductible compensation as are annual bonus amounts where discretion is used to increase an executive's payment above an amount determined strictly by an objective formula.

In light of OBRA, it is the policy of the Committee to modify where practicable the executive incentive plans so as to maximize the tax deductibility of compensation paid to its top executive officers.

The Committee believes that the overall performance of its most senior executives cannot in all cases be reduced to a fixed formula and that the prudent use of discretion in determining pay levels is in the best interest of the Company and its stockholders. Under some circumstances, the Committee's use of discretion in determining appropriate amounts of compensation may be essential. In those situations where discretion is used by the Committee, compensation may not be fully deductible. The Committee does not believe that such loss of deductibility will have any material impact on the financial condition of the Company.

This report is furnished by the members of the Compensation and Personnel Committee. The members of the Compensation and Personnel Committee are listed below.

BETTE B. ANDERSON
NOLAN D. ARCHIBALD
ROBERT A. BURNETT
PAUL G. KIRK, JR., CHAIRMAN
EDWARD C. MEYER
MARGITA E. WHITE

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CORPORATE PERFORMANCE GRAPH

The following graph compares the cumulative total return of Destinations' Common Stock to the cumulative total return of the S&P 500 Index and a composite index
composed of       (the "Peer Index") for the period beginning on         , 1997,
when Destinations' Common Stock began to trade on the New York Stock Exchange on a when-issued basis, through , 1997, assuming the investment in each of $100
on       , 1997.


                             CUMULATIVE TOTAL RETURN

             (BASED ON AN INVESTMENT OF $100 BEGINNING    , 1997)

[To be provided]

Source: Georgeson & Company Inc.

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COMPENSATION OF EXECUTIVE OFFICERS

The following table discloses compensation received by Destinations' Chief Executive and the four other most highly compensated executive officers for services rendered to ITT and Old ITT for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994:


                           SUMMARY COMPENSATION TABLE



                                                        ANNUAL COMPENSATION
                                        ----------------------------------------------------
                                                                                   OTHER
                                                                                   ANNUAL
                                                                                   COMPEN-
    NAME AND PRINCIPAL POSITION         YEAR      SALARY($)      BONUS($)        SATION(2)($)
   -----------------------------        ----      --------       --------        -----------
Rand V. Araskog ...................     1996      2,000,000     2,260,000          347,268
Chairman and Chief                      1995      2,000,000     2,330,800          251,063
Executive                               1994      1,625,000     2,405,000          219,457

Robert A. Bowman ..................     1996        741,667       813,600           75,117
President and Chief                     1995        583,333       611,800           44,942
Operating Officer                       1994        456,250       471,750           25,534

Daniel P. Weadock .................     1996        537,500       757,300           55,287
Senior Vice President of                1995        516,667       398,800          433,646
ITT Destinations, Inc.;                 1994        500,000       385,000           13,408
President and Chief
Executive Officer of ITT
Sheraton Corporation

Peter G. Boynton (1) ..............     1996        682,583        15,200          694,276
Senior Vice President of                1995        578,117       299,776          105,288
ITT Destinations, Inc.;                 1994             --            --               --
President and Chief
Executive Officer of
Caesars World, Inc.

Ann N. Reese ......................     1996        405,000       389,900           47,910
Executive Vice President                1995        303,571       252,300           45,369
and Chief Financial Officer             1994        263,333       210,000           33,738


                           SUMMARY COMPENSATION TABLE

                                                     LONG-TERM COMPENSATION
                                            --------------------------------------
                                                      AWARDS               PAYOUTS
                                            --------------------------    --------
                                                                         LONG-TERM
                                           RESTRICTED     SECURITIES     INCENTIVE     ALL OTHER
                                             STOCK        UNDERLYING       PLAN         COMPEN-
    NAME AND PRINCIPAL POSITION             AWARDS($)    OPTIONS(3)(#)    PAYOUTS    SATION(4)($)
   -----------------------------           ----------    -------------   ---------   ------------
Rand V. Araskog ...................              --         150,000            --        422,280
Chairman and Chief                         2,718,750        429,971      2,625,000       449,962
Executive                                        --         429,971            --         58,656

Robert A. Bowman ..................              --         100,000            --         25,625
President and Chief                        1,087,500        143,324        900,000        37,380
Operating Officer                                --         143,324            --         13,844

Daniel P. Weadock .................              --          40,000            --         18,281
Senior Vice President of                         --          59,718      1,280,000        44,321
ITT Destinations, Inc.;                          --          83,605            --         17,500
President and Chief
Executive Officer of ITT
Sheraton Corporation

Peter G. Boynton (1) ..............              --          40,000            --        11,705
Senior Vice President of                         --          59,718            --        14,500
ITT Destinations, Inc.;                          --             --             --            --
President and Chief
Executive Officer of
Caesars World, Inc.

Ann N. Reese ......................              --          40,000            --        14,008
Executive Vice President                     543,750         71,662        113,600       30,018
and Chief Financial Officer                      --          71,662            --        10,998




- --------------------

(1) Mr. Boynton became an executive officer of Old ITT following the January 1995 acquisition of Caesars World, Inc. As a result, the 1994 compensation paid to Mr. Boynton by Caesars World, Inc. has not been included.

(2) Amounts shown in this column are tax reimbursement allowances, which are intended to offset the inclusion in taxable income of the value of certain benefits, except that: (a) the amounts shown for Mr. Araskog also include $164,066, $92,224 and $128,873 in 1996, 1995 and 1994, respectively, for personal benefits including tax and financial counseling and transportation services, (b) the amount shown for Mr. Bowman in 1996 also includes $40,309 for personal benefits including tax and transportation services, (c) the amount shown for Mr. Weadock in 1995 includes $426,597 in relocation allowance, (d) the amounts shown for Mr. Boynton include $513,463 and $41,074 in 1996 and 1995, respectively, in relocation allowances and (e) the amounts shown for Ms. Reese also include $25,602, $22,186 and $20,973 in 1996, 1995 and 1994, respectively, for personal benefits including tax and transportation services.

(3) The named executives do not hold any stock appreciation rights in connection with the options shown above. The options shown for all years are options to purchase the common stock of ITT. The options for years prior to 1996 are substitute options which replaced surrendered options originally granted by Old ITT before the spin-off of ITT in 1995.

(4) The amounts shown in this column are contributions by ITT under the ITT 401(k) Retirement Savings Plan and, in the case of Messrs. Araskog, Bowman and Weadock and Ms. Reese, the ITT Excess Savings Plan, which are defined contribution plans. Under such plans, ITT made a matching contribution in an amount equal to 50% of an employee's contribution, such matching contribution not to exceed two and one-half percent (2.5%) of such employee's salary. Under these plans, ITT also made a non-matching retirement contribution equal to one percent (1%) of an employee's salary.

    In the case of Mr. Araskog, the amounts also include $353,113 and $354,156 paid in 1996 and 1995, respectively, by ITT and Old ITT for premiums on a split-dollar life insurance policy maintained jointly for Mr. and Mrs. Araskog. Destinations is entitled to be reimbursed for its payments with respect to such policy upon the earlier to occur of (i) the death of Mr. Araskog or Mrs. Araskog, whichever occurs later, and (ii) the date on which the cash surrender value of the policy is sufficient to repay amounts paid by ITT or Destinations and continue to sustain the policy until the year 2035, which is expected to occur at the end of the year 2008.

    In the case of Mr. Boynton, the amount shown for 1996 includes a life insurance premium of $8,538 paid by ITT.

================================================================================

ANNUAL INCENTIVE BONUS PLAN

Under the ITT Annual Incentive Bonus Plan, the amounts of annual bonus awards are based upon corporate financial performance for the year compared to annual performance goals established by the Compensation and Personnel Committee at the beginning of the year. For 1996, such performance goal for ITT was based on EBITDA. Under a leveraged performance/payout schedule, the performance factor generated a standard bonus adjustment factor of 113%. The calculated bonus amounts for 1996 performance for Messrs. Araskog and Bowman and for Ms. Reese are shown in the Summary Compensation Table set forth above and were determined strictly in accordance with the above described formula and standard bonus adjustment factor. The bonus factor for Mr. Weadock reflects the performance measurement formula applicable to ITT Sheraton Corporation; the bonus amount for Mr. Boynton reflects the performance measurement formula applicable to Caesars World, Inc. The bonus amounts paid to Messrs. Araskog, Bowman, Weadock and Boynton and Ms. Reese were reviewed and approved by the Compensation and Personnel Committee prior to payment.

OPTION GRANTS OF ITT COMMON STOCK TO THE
COMPANY EXECUTIVES IN LAST FISCAL YEAR

The following table sets forth as to the named executives information relating to options granted by ITT from January 1, 1996 through December 31, 1996.

                           STOCK OPTION GRANTS IN 1996

                                                                                                      POTENTIAL REALIZABLE
                                                                                                        VALUE AT ASSUMED
                          NUMBER OF           % OF TOTAL                                               RATES OF STOCK PRICE
                         SECURITIES             OPTIONS                                                 APPRECIATION FOR
                         UNDERLYING             GRANTED        EXERCISE                                   OPTION TERM
                           OPTIONS           TO EMPLOYEES      PRICE(3)        EXPIRATION         -----------------------------
NAME                    GRANTED(L)(#)         IN 1996(2)       ($/SHARE)         DATE               5%($)            10%($)
- ------                  -------------       --------------     ---------      -----------         -----------       -----------
Rand V. Araskog(4) ....     150,000               8.6             55.88           2/8/06           5,271,000        13,359,000
Robert A. Bowman(4) ...     100,000               5.7             55.88           2/8/06           3,514,000         8,906,000
Daniel P. Weadock(4) ..      40,000               2.3             55.88           2/8/06           1,405,600         3,562,400
Peter G. Boynton(4) ...      40,000               2.3             55.88           2/8/06           1,405,600         3,562,400
Ann N. Reese(4) .......      40,000               2.3             55.88           2/8/06           1,405,600         3,562,400

- -----------------
(1) The numbers in this column represent options to purchase the common stock of ITT. Options to purchase the common stock of ITT granted in 1996 have been converted into options to purchase Destinations Common Stock in a manner designed to preserve the economic benefits of the existing options to officers of Destinations.

(2) Percentages indicated are based on a total of 1,741,546 options granted to 457 employees of ITT during 1996.

(3) The exercise price per share is 100% of the fair market value of a share of the common stock of ITT on the date of grant. This exercise price will be adjusted to reflect the conversion into options to purchase Destinations Common Stock in a manner designed to preserve the economic benefits of the options to officers of Destinations. The exercise price may be paid in cash or in shares of Destinations Common Stock valued at their fair market value on the date of exercise. Options granted on February 6, 1996 are not exercisable until the trading price of the common stock of ITT equals or exceeds $69.85 per share for five consecutive trading days at which time two-thirds of the options will be exercisable; when the trading price equals or exceeds $78.23 per share for five consecutive days, the options will be fully exercisable. These exercise prices have not been adjusted to give effect to the Distribution. Notwithstanding the above, the options will be fully exercisable after February 6, 2005, but not later than February 8, 2006.

(4) Securities underlying options to purchase the common stock of ITT granted in 1997 for such individuals are as follows: Mr. Araskog, 162,500 options; Mr. Bowman, 108,300 options; Mr. Weadock, 43,300 options; Mr. Boynton, 43,300 options; and Ms. Reese, 43,300 options. These options granted on February 4, 1997 are not exercisable until the trading price of the common stock of ITT equals or exceeds $70.94 per share for five consecutive trading days, at which two-thirds of these options will be exercisable. When the trading price of the common stock of ITT equals or exceeds $79.45 for five consecutive trading days, these options will be fully exercisable. These exercise prices have not been adjusted to give effect to the Distribution.

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AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

The following table sets forth as to the named executives information regarding options to purchase the common stock of ITT exercised during 1996 and the value of in-the-money outstanding options to purchase the common stock of ITT at December 31, 1996.

                                                                      NUMBER OF SECURITIES                 VALUE OF UNEXERCISED,
                                                                     UNDERLYING UNEXERCISED                    IN-THE-MONEY
                                                                           OPTIONS AT                         OPTIONS HELD AT
                             SHARES                                     FISCAL YEAR END (#)                FISCAL YEAR END ($)(1)
                           ACQUIRED ON          VALUE            -------------------------------       ----------------------------
NAME                       EXERCISE (#)       REALIZED ($)       EXERCISABLE       UNEXERCISABLE       EXERCISABLE      EXERCISABLE
- -----                      ------------       -----------        -----------       -------------       -----------      -----------
Rand V. Araskog ...........      --                --               1,251,617           150,000         6,718,105              --
Robert A. Bowman ..........      --                --                 521,653           100,000         4,357,947              --
Peter G. Boynton ..........      --                --                 322,186            40,000              --                --
Daniel P. Weadock .........      --                --                  59,718            40,000         3,569,868              --
Ann N. Reese ..............      --                --                 236,544            40,000         1,797,819              --

- -----------------

(1) Based on the New York Stock Exchange consolidated trading closing price of the common stock of ITT on December 31, 1996 of $43.375.

SEVERANCE AGREEMENTS

Destinations has assumed the ITT Corporation Senior Executive Severance Pay Plan, a severance pay plan which applies to senior executives of the Company who are U.S. citizens or who are employed in the U.S., including all executive officers of the Company other than Mr. Araskog and the executive officers and other employees who are covered by the severance agreements described below. Under the plan, if a participant's employment is involuntarily terminated by the Company, other than for cause or as a result of other occurrences specified in the plan, or such executive terminates employment for good reason within two years following a Change in Control of the Company (as defined), the participant is entitled to receive severance consisting of (i) a lump-sum payment equal to the sum of (A) two times the executive's annual base salary in effect immediately prior to the executive's termination of employment and (B) for certain designated employees, including the executive officers covered by the plan, two times the highest bonus paid or awarded to the executive under the Company's executive compensation plans in respect of the three years immediately preceding the Change in Control, (ii) continued welfare benefits, fringe benefits and perquisites for two years and (iii) one year of outplacement services. The plan includes pre- and post-Change in Control offset provisions for other compensation from the Company and requirements on the part of executives with respect to noncompetition and compliance with the Company's Code of Corporate Conduct. All severance payable under the plan is subject to the same Gross-Up Payment mechanism described below with respect to Mr. Araskog's employment contract. As of June 30, 1997, none of the named executives participated in this plan.

Destinations has entered into severance agreements (previously entered into by ITT) to eight executives of the Company, including seven executive officers. Each agreement provides that, if the executive is involuntarily terminated other than for cause or such executive terminates for good reason within two years following a Change in Control, the executive will receive severance consisting of (i) a lump-sum payment equal to the sum of (A) two or three times the executive's annual base salary in effect immediately prior to the executive's termination of employment and (B) two or three times the highest bonus paid or awarded to the executive under the Company's executive compensation plans in respect of the three years immediately preceding the Change in Control, (ii) continued welfare benefits, fringe benefits and perquisites for a number of years equal to the number by which such executive's annual base salary is multiplied for purposes of determining such executive's severance and (iii) one year of outplacement services. All severance payable under each agreement is subject to the

================================================================================

same Gross-Up Payment mechanism described below with respect to Mr. Araskog's employment contract. The executive officers who have entered into the severance agreements with the Company are Robert A. Bowman, Peter G. Boynton, Ann N. Reese, Richard S. Ward, Daniel P. Weadock, Jon F. Danski and Elizabeth A. Tuttle.

EMPLOYMENT CONTRACT

Destinations has assumed an employment contract previously entered into by ITT with Mr. Araskog which provides for, among other things: (i) a base salary of $2,000,000 per year, entitlement to receive bonus and additional incentive compensation each year as may be awarded in the discretion of the Compensation and Personnel Committee of the Board, participation in Destinations' benefit plans (other than pre-retirement and post-retirement life insurance benefits), contractual disability and death benefits, his employment as chairman and chief executive of Destinations until October 31, 2000 (when he will have reached age
69); (ii) his service as consultant to his successor as chief executive of Destinations from November 1, 2000 through October 31, 2003 for a fee of not less than $400,000 per year; (iii) his nomination as a director of Destinations at each annual meeting of the Company's stockholders that he comes up for reelection, commencing with the annual meeting for 2001 and including the annual meeting to be held in 2003 and, upon election, payment to him of the usual director's fees for service in such capacity; (iv) the provision of office space and certain staff and transportation assistance in connection with his service as a director and consultant subsequent to October 31, 2000; (v) certain payments in the event that, after completion of services through October 31, 2000 in accordance with the terms of the contract, Mr. Araskog at any time prior to October 31, 2003 is not nominated as a director of the Company, which payments would be in the form of a discounted lump-sum payment equal to the then present value of the balance remaining of the consulting fees and the director's fees referred to above; and (vi) covenants by Mr. Araskog against competition with any business actively conducted by Destinations or any of its subsidiaries and for compliance with the Company's Code of Corporate Conduct.

The contract also provides that, if Mr. Araskog is involuntarily terminated other than for cause or he terminates for good reason within two years following a Change in Control, he shall receive severance consisting of a lump-sum payment equal to the remaining payments owed to him during the respective employment and consulting terms set forth in the employment contract. The contract provides that if any payment made under it to Mr. Araskog would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the "Excise Tax"), then Mr. Araskog shall be entitled to receive from the Company an additional payment (the "Gross-Up Payment") in an amount such that the net amount of such payment and Gross-Up Payment retained by Mr. Araskog, after the calculation and deduction of all Excise Taxes (including any interest or penalties imposed with respect to such taxes) on such payment and all Federal, state and local income tax, employment tax and Excise Tax (including any interest or penalties imposed with respect to such taxes) on the Gross-Up Payment, shall be equal to such payment.

The aggregate amount of all severance payments the Company would make under the Senior Executive Pay Plan and all severance agreements with employees, assuming all participants therein and parties thereto were terminated after an applicable Change in Control of the Company, would be approximately $165 million.

1997 STOCK PLAN

Effective prior to the Distribution, Destinations adopted an incentive stock plan (the "1997 Stock Plan") under which the Company may grant to its employees awards in the form of stock options, stock appreciation rights, restricted stock and performance shares, as well as substitute stock options, stock appreciation rights and restricted stock awards. The 1997 Stock Plan is administered by the Compensation and Personnel Committee, and is designed to enable Destinations to attract and retain key employees and to directly link their incentives to the performance of the Common Stock.

PENSION PLANS

GENERAL. Destinations has assumed the ITT Salaried Retirement Plan (the "Retirement Plan")

================================================================================

for its salaried employees. The Retirement Plan was previously amended by ITT to recognize service prior to December 19, 1995 with companies affiliated with Old ITT for eligibility, vesting and benefit accrual purposes and further provides for an offset of any benefit payable from any ITT retirement plan covering the same period of service. Service with ITT on or after December 19, 1995 and prior to the Distribution will also be recognized under the Retirement Plan. Messrs. Araskog, Bowman and Weadock and Ms. Reese participate in the Retirement Plan.

Prior to the Distribution, executives of Caesars World, Inc. did not participate in the retirement plans maintained by ITT and, following the Distribution, they do not participate in the retirement plans maintained by Destinations. Accordingly, Mr. Boynton is covered by the Caesars Executive Security Plans (collectively, the "Caesars Pension Plan").

RETIREMENT PLAN. The Retirement Plan covers all eligible salaried employees of Destinations and certain of its subsidiaries, including senior executive officers and other Destinations executives.

A member's annual pension equals two percent of the member's average final compensation for each of the first 25 years of benefit service, plus one and one-half percent of a member's average final compensation for each of the next 15 years of benefit service, reduced by one and one-quarter percent of the member's primary Social Security benefit for each year of benefit service to a maximum of 40 years; provided that no more than one-half of the member's primary Social Security benefit is used for such reduction. A member's average final compensation (including salary plus approved bonus payments) is defined under the Plan as the total of (i) a member's average annual base salary for the five calendar years of the last 120 consecutive calendar months of eligibility service affording the highest such average plus
(ii) a member's average annual compensation not including base salary for the five calendar years of the member's last 120 consecutive calendar months of eligibility service affording the highest such average. The Plan also provides for undiscounted early retirement pensions for members who retire at or after age 60 following completion of 15 years of eligibility service. A member is vested in benefits accrued under the Plan upon completion of five years of eligibility service.

Applicable Federal legislation limits the amount of benefits that can be paid and compensation which may be recognized under a tax-qualified retirement plan. Destinations has assumed non-qualified unfunded retirement plans which were sponsored by ITT prior to the Distribution (the "Excess Pension Plans") for payment of those benefits at retirement that cannot be paid from the qualified retirement plan. The practical effect of the Excess Pension Plans is to continue calculation of retirement benefits to all employees on a uniform basis. Benefits under the Excess Pension Plans will generally be paid directly by Destinations. The Company has also assumed sponsorship of an excess plan trust under which excess benefits under the Excess Pension Plans are funded. Certain officers of Destinations may indicate a preference, subject to certain conditions, to receive any excess benefit in the form of a single discounted lump-sum payment. Any "excess" benefit accrued will be immediately payable in the form of a single discounted lump-sum payment upon the occurrence of a change in corporate control (as defined in the Excess Pension Plans).

================================================================================

Based on various assumptions as to remuneration and years of service, before Social Security reductions, the following table illustrates the estimated annual benefits payable from the Retirement Plan at retirement at age 65 that are paid for by Destinations, subject to the offsets described above.

                              RETIREMENT PLAN TABLE

                                                                                YEARS OF SERVICE
AVERAGE FINAL              ------------------------------------------------------------------------------------------------------
COMPENSATION                     20                   25                     30                      35                      40
- ------------               ----------            ---------              ---------                ---------              ---------
  $   50,000               $   20,000           $   25,000             $   28,750               $   32,500             $   36,250
     100,000                   40,000               50,000                 57,500                   65,000                 72,500
     300,000                  120,000              150,000                172,500                  195,000                217,500
     500,000                  200,000              250,000                287,500                  325,000                362,500
     750,000                  300,000              375,000                431,250                  487,500                543,750
   1,000,000                  400,000              500,000                575,000                  650,000                725,000
   1,500,000                  600,000              750,000                862,500                  975,000              1,087,500
   2,000,000                  800,000            1,000,000              1,150,000                1,300,000              1,450,000
   2,500,000                1,000,000            1,250,000              1,437,500                1,625,000              1,812,500
   3,000,000                1,200,000            1,500,000              1,725,000                1,950,000              2,175,000
   3,500,000                1,400,000            1,750,000              2,012,500                2,275,000              2,537,000
   4,000,000                1,600,000            2,000,000              2,300,000                2,600,000              2,900,000
   5,000,000                2,000,000            2,500,000              2,875,000                3,250,000              3,625,000

The amounts shown under "Salary" and "Bonus" opposite the names of the individuals in the Summary Compensation Table on page 21 comprise the compensation which is used for purposes of determining "average final compensation" under the plan. The amounts shown reflect compensation paid by ITT and Old ITT to such named individuals and years of service rendered by the named individuals to ITT and Old ITT, in each case, prior to the Distribution. The years of service of each of the individuals for eligibility and benefit purposes as of June 30, 1997 are as follows: Rand V. Araskog, 30.59 years; Robert A. Bowman, 6.23 years; Daniel P. Weadock, 35.96 years; and Ann N. Reese, 9.66 years.

THE CAESARS PENSION PLAN. The Caesars Pension Plan provides for annual pension benefits for individuals retiring at age 65 payable in the form of a straight life annuity for various levels of compensation and years of service. Under the Caesars Pension Plan, benefits may also be payable as a lump sum, subject to the approval of the Compensation and Personnel Committee and other specified conditions. The Caesars Pension Plan is a defined benefit pension plan which is not a tax qualified plan and covers all full time salaried officers and selected other key executives. Benefits under the Caesars Pension Plan accrue at the rate of two percent of average annual salary for each year of credited service with a one-time additional 5% accrual after completion of ten years of credited service. Benefits vest after five years of credited service and are subject to a maximum of 30 years. Under certain circumstances, benefits may be forfeited concurrent with or following termination of employment.

Based upon various assumptions as to remuneration and years of service, the following table illustrates the estimated annual benefits payable from the Caesars Pension Plan at retirement at age 65. The amounts shown in the table are not subject to reduction for Social Security benefits or other offset amounts and are based upon the assumption that the Caesars Pension Plan continues in its present form.

================================================================================

                           CAESARS PENSION PLAN TABLE

                                                                  YEARS OF SERVICE
    FIVE YEAR                   -----------------------------------------------------------------------------------
 AVERAGE SALARY                    15                      20                       25                       30
 --------------                 ---------               ---------                ---------                ---------

    $   125,000                $   43,750              $   56,250               $   68,750               $   81,250
        150,000                    52,500                  67,500                   82,500                   97,500
        175,000                    61,200                  78,750                   96,250                  113,750
        200,000                    70,000                  90,000                  110,000                  130,000
        225,000                    78,750                 101,250                  123,750                  146,250
        250,000                    87,500                 112,500                  137,500                  162,500
        300,000                   105,000                 135,000                  165,000                  195,000
        400,000                   140,000                 180,000                  220,000                  260,000
        500,000                   175,000                 225,000                  275,000                  325,000
        600,000                   210,000                 270,000                  330,000                  390,000
        800,000                   280,000                 360,000                  440,000                  520,000
      1,000,000                   350,000                 450,000                  550,000                  650,000
      1,200,000                   420,000                 540,000                  660,000                  780,000

The remuneration covered by the Caesars Pension Plan is the average of the participant's highest five years of salary earned during the applicable employee's last ten years of employment with Caesars World, Inc. The amount shown under "Salary" opposite the name of Mr. Boynton in the Summary Compensation Table on page 21 will be used for determining "average annual salary" under the plan. As of June 30, 1997, Mr. Boynton had 21.17 years of credited service under the Caesars Pension Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER
PARTICIPATION

There are no compensation committee interlocks. The members of Destinations' Nominating Committee are Bette B. Anderson, Nolan D. Archibald, Edward C. Meyer and Benjamin F. Payton and the members of Destinations' Compensation and Personnel Committee are Bette B. Anderson, Nolan D. Archibald, Robert A. Burnett, Paul G. Kirk, Jr., Edward C. Meyer and Margita E. White.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

All of the outstanding shares of Common Stock prior to the Distribution were held beneficially and of record by ITT.

The following table sets forth the expected beneficial ownership of Destinations Common Stock after giving effect to the Distribution by (i) each person who is a director or nominee, (ii) each of the executive officers named in the Summary Compensation Table on page 21, (iii) all directors and officers of the Company, as a group, and (iv) each person or entity known by Destinations to have owned more than five percent of the outstanding common stock of ITT. The information is based on the number of shares of common stock of ITT owned by such persons or entities as of June 30, 1997, and reflects the distribution of one share of Destinations Common Stock for each share of common stock of ITT. The share totals and percentage interests set forth below do not, however, give effect to the results of ITT's tender offer for up to 30 million shares of its common stock. Unless otherwise indicated in the footnotes below, each person or entity is assumed to have sole voting and investment power with respect to the shares set forth opposite such person's or entity's name. Also shown in the table are shares of Common Stock which may be acquired within 60 days through the exercise of options. Numbers of shares issuable upon exercise of such options have not, however, been adjusted to give effect to the Distribution.

                                                                    AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER                                           BENEFICIAL OWNERSHIP(1)                  PERCENT OF CLASS
- -------------------------                                          -----------------------                   ---------------
Bette B. Anderson ................................................         2,811 shares(2)                          *
Rand V. Araskog ..................................................     1,748,398 shares                           1.5%
Nolan D. Archibald ...............................................         1,811 shares                             *
Robert A. Bowman .................................................       549,046 shares                             *
Robert A. Burnett ................................................         2,891 shares                             *
Paul G. Kirk, Jr. ................................................         1,821 shares                             *
Edward C. Meyer ..................................................         3,311 shares                             *
Benjamin F. Payton ...............................................         1,303 shares                             *
Vin Weber ........................................................           844 shares                             *
Margita E. White .................................................         2,811 shares                             *
Kendrick R. Wilson III ...........................................         3,744 shares                             *
Daniel P. Weadock ................................................       396,061 shares                             *
Peter G. Boynton .................................................        60,855 shares                             *
Ann N. Reese .....................................................       251,068 shares                             *
All directors and executive officers as a group(1)(2) ............     4,122,208 shares                           3.7%
Bankers Trust New York Corporation ...............................     7,728,083 shares(3)                        8.9%
280 Park Avenue
New York, New York 10017
FMR Corp. ........................................................    13,166,423 shares(4)                        11.3%
82 Devonshire Street
Boston, Massachusetts 02109

- -----------------

 *  Less than one percent.

(1) All shares are owned directly except as hereinafter otherwise indicated. Pursuant to regulations of the Securities and Exchange Commission, shares of Common Stock (i) receivable by directors and executive officers upon exercise of employee stock options exercisable within 60 days after
              , 1997, and (ii) allocated to the accounts of certain directors
    and executive officers under the Retirement Plan at           , 1997, are
    deemed to be beneficially owned by such directors and executive officers at that date. Of the number of shares shown above the following represent shares of Common Stock that may be acquired upon exercise of employee stock options for the accounts of: Mr. Araskog, 1,196,617 shares; Mr. Bowman, 521,653 shares; Mr. Weadock, 322,186 shares; Mr. Boynton, 59,718 shares; Ms. Reese, 236,544 shares; and all directors and executive officers as a group, 3,330,352 shares. The number of shares of Common Stock receivable upon exercise of these options will be adjusted to preserve the economic benefit of such options following the Distribution. Of the number of shares shown above, the following amounts were allocated under the Retirement Plan to the accounts of: Mr. Araskog, 20,255 shares; Mr. Bowman, 2,455 shares; Mr. Weadock, 52,796 shares; Mr. Boynton, 137 shares; Ms. Reese, 1,348 shares; and all directors and executive officers as a group, 113,404 shares.

(2) An additional 83 shares of the common stock of ITT are owned by Mrs. Anderson's husband. Mrs. Anderson disclaims beneficial ownership of such shares.

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(3) A February 14, 1997 Schedule 13G filed with the Securities and Exchange
    Commission reflects that Bankers Trust New York Corporation, through its wholly owned subsidiary Bankers Trust Company (as Trustee for various trusts and employee benefit plans, and as investment adviser), beneficially owned 7,728,083 shares of common stock of ITT. Of these shares, Bankers Trust Company was deemed to have (i) sole power to vote or to direct the vote with respect to 7,725,383 shares of common stock of ITT, (ii) shared power to vote or to direct the vote with respect to 2,700 shares of the common stock of ITT, (iii) sole power to dispose or to direct the disposition of 1,990,982 shares of the common stock of ITT and (iv) shared power to dispose or direct the disposition of 16,505 shares of the common stock of ITT.

(4) A February 14, 1997 Schedule 13G provided to ITT reflects that FMR Corp. ("FMR") beneficially owned 13,166,423 shares of common stock of ITT. Of such reported shares, Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR and an investment adviser registered under
    Section 203 of the Investment Advisers Act of 1940, beneficially owned 12,437,559 shares as a result of acting as investment adviser to several investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d, the Chairman of FMR, FMR, through its control of Fidelity, and the Fidelity Funds each reported sole power to dispose of the 12,437,559 shares of common stock of ITT owned by the Fidelity Funds. Neither FMR nor Mr. Johnson reported the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company ("FMTC"), a wholly owned subsidiary of FMR, and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, was the beneficial owner of 725,464 shares of common stock of ITT as a result of its serving as investment manager of institutional accounts. Mr. Johnson and FMR, through its control of FMTC, reported sole dispositive power over 725,464 shares and sole power to vote or to direct the voting of 513,264 shares, and no power to vote or to direct the voting of 212,000 shares of common stock of ITT owned by such institutional accounts. Members of the Edward C. Johnson 3d family and trusts for their benefit are the predominant owners of Class B shares of common stock of FMR, representing approximately 49% of the voting power of FMR. Mr. Johnson owned 12.0% and Abigail P. Johnson owned 24.5% of the aggregate outstanding voting stock of FMR. Ms. Johnson is a Director of FMR. The Johnson family group and all other Class B stockholders have entered into a stockholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the stockholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. The number of shares of common stock of ITT reported included 3,400 shares owned directly by Mr. Johnson or in trusts for the benefit of Mr. Johnson or a Johnson family member for which Mr. Johnson serves as trustee. Mr. Johnson reported sole voting and dispositive power over 400 shares and shared voting and dispositive power over 3,000 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Lazard Freres & Co. LLC ("Lazard Freres"), of which Mr. Kendrick R. Wilson III is a Managing Director, performed various investment banking services for ITT and its subsidiaries in 1996 for which Lazard Freres was paid customary fees.

Goldman, Sachs & Co. ("Goldman, Sachs"), Lazard Freres and ITT entered into an engagement letter, dated as of February 10, 1997, regarding investment banking services rendered to ITT in connection with the tender offer by Hilton Hotels Corporation for shares of the common stock of ITT (the "Hilton Offer"). Destinations assumed this engagement letter in connection with the Distribution. Pursuant to the engagement letter, ITT paid each of Lazard Freres and Goldman, Sachs 50% of (a) an initial fee equal to $1 million and (b) one half of an additional advisory fee equal to $19 million, which was paid on September 30, 1997. Goldman, Sachs and Lazard Freres have been assisting and advising ITT and Destinations in connection with the Hilton Offer and ITT's comprehensive plan, of which the Distribution was a part, from time to time through the date hereof. Mr. Wilson receives a percentage of Lazard Freres' income, including a percentage of any income earned by Lazard Freres under the engagement letter.

Destinations' By-laws provide for indemnification of the directors and officers of the Company to the fullest extent permitted by applicable state law, as then in effect. The indemnification rights conferred by the By-laws are not exclusive of any other right to which a person seeking indemnification may otherwise be entitled. The Company also provides liability insurance for the directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers and has entered into an indemnification agreement with each of its directors. Under these indemnification agreements, Destinations has agreed to indemnify its directors against all expenses, liabilities or losses incurred by the directors in their capacity as such: (i) to the fullest extent permitted by applicable law; (ii) as provided in the By-laws as in effect on the date of such agreement; and (iii) in the event the Company does not maintain the aforementioned insurance or comparable coverage, to the full extent provided in the applicable policies as in effect on the date of the agreement (the Company's obligations in (ii) and (iii) being subject to certain exceptions). Contractual rights under such indemnification agreements are believed to provide the directors more protection than the By-laws, which are subject to change.

================================================================================

GENERAL

In addition to the matters described above, there will be an address by the chairman and chief executive at the Annual Meeting and a general discussion period during which stockholders will have an opportunity to ask questions about the business and operations of Destinations.

As of the date of this Proxy Statement, the Board has no knowledge of any business which will be presented for consideration at the meeting other than that described above. As to such other business, if any, that may properly come before the meeting, the persons named as proxies will vote in accordance with their judgment.

SOLICITATION OF PROXIES

Proxies may be solicited by mail, advertisement, telephone or other methods and in person. Solicitations may be made by directors, officers, investor relations personnel and other employees of the Company, none of whom will receive additional compensation for such solicitations.

The Company has retained Georgeson & Company, Inc. ("Georgeson") for solicitation and advisory services in connection with the solicitation, for which Georgeson is to receive a fee estimated at $ , together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson will distribute proxy materials to beneficial owners and solicit proxies by personal interview, mail, telephone and telegram, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting
material to the beneficial owners of the Common Stock held on     , 1997 by such
person. The Company has also agreed to indemnify Georgeson against certain liabilities and expenses. It is anticipated that Georgeson will employ approximately persons to solicit stockholders for the Annual Meeting. Georgeson is also acting to assist the Company and ITT in connection with the Hilton Offer, for which Georgeson will be paid customary compensation in addition to reimbursement for reasonable out-of-pocket expenses.

All expenses of solicitation of proxies will be borne by the Company. Costs incidental to the solicitations of proxies include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising and related expenses and are expected to be approximately $ in addition to the fees of Georgeson described above (excluding the amount normally expended by the Company for the solicitation of proxies at its annual meetings). Total costs incurred to date for, in furtherance of, or in connection with these
solicitations of proxies are approximately $    .

By Order of the Board of Directors,



ANN N. REESE
Executive Vice President,
Chief Financial Officer
and Corporate Secretary

Dated:           , 1997

                             [Reverse of Proxy Card]

ITT                                                            Rand V. Araskog
DESTINATIONS, INC.                                             Chairman and
                                                               Chief Executive

Dear Stockholder:

       The 1997 Annual Meeting of ITT Destinations, Inc. will be held at noon on
      , November   , 1997 in the              of              ,           ,
            . Stockholders of record at the close of business on         , 1997
will be entitled to vote at the meeting and any adjournment thereof.

       Stockholders of record who plan to attend the Annual Meeting in person may request an admission card by marking the box below. Stockholders who hold their shares beneficially through bank or brokerage accounts should bring with them proof of their ownership if they wish to attend the meeting.

       Whether or not you plan to attend the meeting, you can assure that your shares are represented by promptly completing, signing, dating and returning the proxy card below.

                                              Sincerely yours,

                                              RAND V. ARASKOG
                                              Chairman and Chief Executive



                             DETACH PROXY CARD HERE
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                                           NO TEXT PRINTING IN THIS AREA
- --------------------------------------------------------------------------------

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.
- --------------------------------------------------------------------------------
 1. Election of Class I Directors
                                        For The
 For [ ]           Withheld [ ]         Following [ ]

 BETTE B. ANDERSON; ROBERT A. BURNETT; EDWARD C. MEYER; AND VIN WEBER.

  If you do not wish your shares voted "FOR" a particular nominee or nominees, mark the "For The Following" box and strike a line through the nominee's name(s). Your shares will be voted for the remaining nominee(s).
- --------------------------------------------------------------------------------
 2. Ratification of Appointment of Arthur Andersen LLP as Independent Public Accountants

 For [ ]           Against [ ]          Abstain [ ]
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 Authority to vote to adjourn the Annual Meeting

 Granted [ ]                          Withheld [ ]
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
 3. Approval of Amendment to the Articles of Incorporation to Change the Corporation's Name to ITT Corporation

 For [ ]           Against [ ]          Abstain [ ]
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                MARK THIS BOX TO REQUEST AN
                ADMISSION CARD FOR THE MEETING [ ]
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------
                         NO VOTING BOXES BELOW THIS LINE
                  --------------------------------------------

                                  ADDRESS AREA

                  --------------------------------------------


PLEASE MARK, SIGN, DATE AND RETURN THE PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE.

                           (THIS LINE DOES NOT PRINT )

Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority should sign. If a corporation, the signature should be that of an authorized officer who should state his or her title.

Signature: ---------------------------------------------
Date: --------------------------------------------------
Signature: ---------------------------------------------
Date: --------------------------------------------------
Title: -------------------------------------------------

                             DETACH PROXY CARD HERE
- --------------------------------------------------------------------------------
                             ITT DESTINATIONS, INC.
                                   PROXY CARD

  Proxy For The Annual Meeting of Stockholders to be Held on November   , 1997
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     This undersigned hereby constitutes and appoints and , and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, to represent the undersigned and to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of ITT Destinations, Inc. (the "Company") to be held on November , 1997, and at any and all adjournments and postponements thereof, on all matters before such meeting.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. HOWEVER, IF NO VOTE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION AS CLASS I DIRECTORS OF THE NOMINEES LISTED ON THE REVERSE SIDE, "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS AND "FOR" THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE THE COMPANY'S NAME TO "ITT CORPORATION," ALL OF WHICH MATTERS ARE MORE FULLY DESCRIBED IN THE ANNUAL MEETING PROXY STATEMENT OF WHICH THE UNDERSIGNED SHAREHOLDER ACKNOWLEDGES RECEIPT.

     THIS PROXY GRANTS DISCRETIONARY AUTHORITY (1) TO VOTE FOR A SUBSTITUTE NOMINEE OF THE BOARD IF ANY NOMINEE FOR A CLASS I DIRECTOR LISTED ON THE REVERSE SIDE IS UNABLE TO SERVE, OR FOR GOOD CAUSE WILL NOT SERVE AS A CLASS I DIRECTOR (UNLESS AUTHORITY TO VOTE FOR ALL NOMINEES OR FOR THE PARTICULAR NOMINEE WHO HAS CEASED TO BE A CANDIDATE IS WITHHELD) AND (2) TO VOTE ON OTHER MATTERS THAT MAY COME BEFORE THE MEETING IN ACCORDANCE WITH THE BEST JUDGMENT OF THE NAMED PROXIES; PROVIDED, HOWEVER, THAT YOU MAY WITHHOLD FROM THE NAMED PROXIES AUTHORITY TO VOTE TO ADJOURN THE ANNUAL MEETING.

PLEASE VOTE, SIGN AND DATE THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

THIS PROXY IS BEING  SOLICITED BY THE BOARD OF  DIRECTORS  OF ITT  DESTINATIONS,
INC.

THIS PROXY WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.